Exhibit 23.1

Ernst & Young LLP 18101 Von Karman Irvine, CA 92612	Tel: +1 949 794 2300 www.ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of loanDepot, Inc. for the registration of up to 241,800,107 of Class A common stock and to the incorporation by reference therein of our reports dated March 15, 2024, with respect to the consolidated financial statements of loanDepot, Inc., and the effectiveness of internal control over financial reporting of loanDepot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

October 11, 2024